Free Writing Prospectus

VanEck Merk Gold Trust

2024-02-02-gold-audit

0001546652

Pursuant to 433/164

333-238022

Bureau Veritas Reference: 24000540 2nd February 2024

REPORT OF	**:**	**AUDIT**
CLIENT	:	Merk Investments LLC
TRUST	:	VanEck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	1st February 2024
AUDIT COMMENCED	:	2nd February 2024
AUDIT COMPLETED	:	2nd February 2024

This is to certify that in connection with the above consignment, we have represented the client, following the agreed procedures, and report the following:

Summary:

The table below sets out the results for the Audit of Gold bullion, at the above named custodian's location, as at the close of business 1st February 2024.

	Number of Bars	Fine weight	
ADVISED	954	380,294.192	Tr.oz
FOUND	954	380,294.192	Tr.oz
VARIANCE	0	0.000	Tr.oz

All bars were deemed to be London Good Delivery Large Gold Bars, said to be purity 99.50% minimum, up to and including 99.99%.

Audit Procedure:

1. Reconciled the total weight of metal bullion as recorded by the Client to the Custodians records as at the same date.

2. Visually audited each bar for the bar number, year, refiner brand and purity.

3. Verified that the number of bars for each individual batch or pallet matched the records supplied by the Custodian and Client.

4. Compared the records of the Custodian against those provided by the Client and verified that the bullion bars are held in the name of the applicable account.

Bureau Veritas Commodities UK Ltd
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Registered in England
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All services are rendered in accordance with Bureau Veritas Commodities Division General Conditions of Service, available on request or at https://commodities.bureauveritas.com/general-conditions-service

Bureau Veritas Reference: 24000540 2nd February 2024

5. Check weighed a random selection of bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6. Reconciled the weights reported, as per the paperwork supplied by the Custodian and the Client.

7. Reconciled the physical movement of bars, which occurred during the inspection period, and the completion date of the audit.

8. Reported any non-conformity discovered by the above procedures, back to the Client.

Non-Conformities:
There were no physical non-conformities identified during the audit.

There were no administrative non-conformities identified during the audit.

Weighing:
JP Morgan Chase Bank, N.A., London provided the scales used for audit.
The calibration date below is the external calibration date. The scales were calibrated with standard weights prior to weighing.

Scales used:

- Manufacturer: Sartorius
- Model Number: GBB14202S
- Serial Number: 26003312
- Calibration date: 13th December 2023
- Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of,
BUREAU VERITAS COMMODITIES UK LTD

BUREAU VERITAS COMMODITIES UK LIMITED Metals & Minerals UK 204

Kim Whybrow

Bureau Veritas Commodities UK Ltd
2 Perry Road
Witham
CM8 3TU
UK

T: +44 (0) 1376 536800
E: CTDMMOpsUK@bureauveritas.com
www.bureauveritas.com

Registered in England
04966988
VAT no. GB 725 4402 54

Bureau Veritas Registered Office
Suite 206, Fort Dunlop
Fort Parkway
Birmingham
B24 9FD

All services are rendered in accordance with Bureau Veritas Commodities Division General Conditions of Service, available on request or at https://commodities.bureauveritas.com/general-conditions-service